Exhibit 99.1

Royale Energy Inc. Simplifies Capital Structure Amidst Plans for Future Growth

San Diego, CA, October 15, 2024 — Royale Energy Inc. ("Royale" or the "Company"), a Delaware-based corporation, is pleased to announce the successful completion of a series of strategic financial transactions aimed at simplifying its capital structure and more closely aligning the interests of its diverse stakeholders. This series of transactions better positions Royale to pursue future growth opportunities and continue on the path toward relisting on a major exchange.

As part of this comprehensive effort, Royale Energy Inc. has executed key agreements that include the issuance of common stock, stock options, and Series 2024 Senior Unsecured Promissory Notes in exchange for all of the outstanding Series B Preferred Stock.  As a result, Royale now has one class of equity outstanding, its common stock.  These transactions were conducted with former holders of the Company’s Series B Preferred Stock and other long-term liability holders, effectively resolving over $24 million of Series B Preferred liquidation preference value and approximately $3 million of pre-merger liabilities.

The recapitalization initiative involved the issuance of common stock and promissory notes to settle outstanding claims, alongside stock options granted as part of an exchange agreement. These measures not only strengthen Royale’s financial position but also ensure that the interests of all stakeholders are more closely aligned with the Company’s long-term objectives.

“By simplifying our capital structure, we are positioning Royale to pursue new opportunities that align with our growth strategy and deliver enhanced value to our shareholders” said Chris Parada, Chairman of Royale Energy Inc. “This important step will enable the company to gain greater access to even more strategic opportunities as well as access to more traditional sources of capital. I would like to express my gratitude to the former preferred stockholders, other stakeholders, and the Royale Board for their efforts to conclude this transformational recapitalization.”

Johnny Jordan, CEO of Royale Energy Inc., added, “Consolidating all shareholders into a single class of stock demonstrates our commitment to building shareholder value for everyone. This move underscores our dedication to creating a unified and equitable structure that benefits all of our investors.”

Royale Energy Inc. remains committed to executing its strategic vision and delivering value through disciplined financial management and targeted growth initiatives. The successful completion of these transactions marks a significant step forward in the Company’s ongoing efforts to streamline operations and enhance shareholder value.

About Royale Energy Inc.: Royale Energy Inc. is a Delaware corporation engaged in the exploration, development, and production of oil and natural gas. The Company is focused on creating long-term value through the efficient management of its assets and strategic partnerships.

For more information, please visit www.royaleenergy.com [royaleenergy.com] or contact Investor Relations at IR@royaleenergy.com.